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Exhibit (a)(1)(v)

        Offer To Purchase For Cash
All Outstanding Shares of Common Stock
of
NORTEK, INC.
at
$86.00 Per Share
Pursuant to the Offer to Purchase dated July 8, 2016
by
NEVADA CORP.
an indirect wholly owned subsidiary of

MELROSE INDUSTRIES PLC

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 2:00 A.M., NEW YORK CITY TIME,  ON AUGUST 31, 2016,  UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

July 8, 2016

To our Clients:

        Enclosed for your consideration are the Offer to Purchase, dated July 8, 2016 (as it may be amended or supplemented from time to time, the "Offer to Purchase"), and the related Letter of Transmittal (as it may be amended or supplemented from time to time, the "Letter of Transmittal"), which Offer to Purchase and Letter of Transmittal collectively constitute the "Offer." Nevada Corp. (the "Purchaser"), a Delaware corporation and an indirect wholly owned subsidiary of Melrose Industries PLC ("Parent"), a public limited company organized under the laws of the United Kingdom, is offering to purchase all of the outstanding shares of common stock, par value $0.01 per share (the "Shares"), of Nortek, Inc. (the "Company" or "Nortek"), a Delaware corporation, at a price per Share of $86.00 in cash (the "Offer Price"), without interest, subject to any withholding of taxes required by applicable law, upon the terms and subject to the conditions set forth in the Offer to Purchase.

THE BOARD OF DIRECTORS OF NORTEK UNANIMOUSLY RECOMMENDS THAT  YOU TENDER ALL OF YOUR SHARES INTO THE OFFER.

        We or our nominees are the holder of record of Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal accompanying this letter is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

        We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the enclosed Offer to Purchase and the Letter of Transmittal.

        Please note carefully the following:

          1.     The Offer Price for your Shares is $86.00 per Share in cash, without interest, subject to any withholding of taxes required by applicable law.

          2.     The Offer is being made for all outstanding Shares.

          3.     The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of July 6, 2016, by and among Parent, the Purchaser and the Company (as it may be amended, modified or supplemented from time to time in accordance with its terms, the "Merger Agreement"). Subject to the satisfaction or waiver of certain conditions set forth Merger Agreement, the Purchaser and the Company have agreed to take all necessary and appropriate actions to cause the Purchaser to merge with and into the Company (the "Merger"), with the Company continuing as the surviving corporation and as a wholly owned subsidiary of Parent. The closing of the Merger will occur as promptly as practicable after the conditions set forth in the Merger Agreement are satisfied or waived. At the effective time of the Merger, each Share issued and outstanding immediately prior to the effective time will be converted into the right to receive cash in an amount equal to the Offer Price, without interest, subject to any withholding of taxes required by applicable law, except as provided in the Merger Agreement with respect to Shares owned by Parent, the Company or any of their direct or indirect subsidiaries or Shares held by any stockholder who is entitled to demand and properly has demanded appraisal for such Shares in accordance and full compliance with Section 262 of the Delaware General Corporation Law (the "DGCL").

          4.     After careful consideration, Nortek's Board of Directors has unanimously (i) declared that the Merger Agreement and the transaction contemplated thereby, including the Offer and the Merger, are fair to and in the best interests of the Company's stockholders; (ii) approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, in accordance with the requirements of the DGCL; and (iii) recommended that the Company's stockholders accept the Offer and tender their Shares to the Purchaser pursuant to the Offer.

          5.     The Offer and withdrawal rights will expire at 2:00 a.m., Eastern time, on August 31, 2016 (such date and time, the "Expiration Date"), unless (i) the Purchaser extends the period during which the Offer is open pursuant to and in accordance with the terms of the Merger Agreement, in which event the term "Expiration Date" will mean the latest date and time at which the Offer, as so extended by the Purchaser, will expire or (ii) the Merger Agreement has been earlier terminated.

          6.     The Offer is not subject to any financing condition. The Offer is conditioned upon (i) there being validly tendered in the Offer and not properly withdrawn prior to the expiration of the Offer a number of Shares (excluding all shares delivered pursuant to guaranteed delivery instructions for which certificates have not yet been delivered, as further described in this Offer to Purchase) that, together with the number of Shares (if any) then owned by Parent or any of its subsidiaries represents at least a majority of the Shares then outstanding, (ii) the Merger Agreement not having been terminated in accordance with its terms, (iii) the applicable waiting period under (a) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, having expired or been terminated, and (b) the federal Competition Act of Canada having expired or been terminated (which condition has already been satisfied), (iv) Parent's shareholders approving at a duly called meeting (a) the acquisition of the Company for purposes of the United Kingdom stock exchange listing rules (b) the creation and authorization of the issuance of ordinary shares of Parent for purposes of Parent's rights issue of its ordinary shares to its shareholders and (c) the authorization of Parent to cancel the listing of Parent's shares on the premium listing segment and to re-admit the listing of such shares on the standard listing segment with respect to the trading of Parent's shares on the London Stock Exchange, (v) the admission of new Parent shares to be issued in connection with Parent's rights issue to trading, nil paid, on the London Stock Exchange, (vi) no circumstance occurring that would prevent Parent's ordinary shares from being readmitted for trading on the London Stock Exchange contemporaneously with the Purchaser's obligation to accept and pay for validly tendered Shares in the Offer and (vii) the satisfaction or waiver by the Purchaser of the other conditions and requirements of the Offer described in the Offer to Purchase.

          7.     Stock transfer taxes with respect to the transfer and sale of any Shares will be withheld and deducted from the purchase price of such Shares purchased as set forth in Instruction 6 of the Letter of Transmittal.

        If you wish to have us tender any or all of your Shares, then please so instruct us by completing, executing, detaching and returning to us the Instruction Form on the detachable part hereof. An envelope to return your instructions to us is enclosed. If you authorize tender of your Shares, then all such Shares will be tendered unless otherwise specified on the Instruction Form.

        Your prompt action is requested. Your Instruction Form should be forwarded to us in ample time to permit us to submit the tender on your behalf before the Expiration Date.

        The Offer is being made to all holders of the Shares. The Purchaser is not aware of any jurisdiction in which the making of the Offer or the acceptance thereof would be prohibited by securities, "blue sky" or other valid laws of such jurisdiction. If the Purchaser becomes aware of any U.S. state in which the making of the Offer or the acceptance of Shares pursuant thereto would not be in compliance with an administrative or judicial action taken pursuant to U.S. state statute, it will make a good faith effort to comply with any such law. If, after such good faith effort, it cannot comply with any such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such jurisdiction. In any jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.

INSTRUCTION FORM
With Respect to the Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of
NORTEK, INC.
at
$86.00 Per Share
Pursuant to the Offer to Purchase dated July 8 , 2016
by
NEVADA CORP.
an indirect wholly owned subsidiary of

MELROSE INDUSTRIES PLC

        The undersigned acknowledge(s) receipt of your letter and the enclosed offer to purchase, dated July 8, 2016 (as it may be amended or supplemented from time to time, the "Offer to Purchase"), and the related letter of transmittal (as it may be amended or supplemented from time to time, the "Letter of Transmittal"), which Offer to Purchase and Letter of Transmittal collectively constitute the "Offer." Nevada Corp. (the "Purchaser"), a Delaware corporation and an indirect wholly owned subsidiary of Melrose Industries PLC ("Parent"), a public limited company organized under the laws of the United Kingdom and registered in England and Wales, is offering to purchase all of the outstanding shares of common stock, par value $0.01 per share (the "Shares"), of Nortek, Inc. (the "Company"), a Delaware corporation, at a price of $86.00 per Share in cash (the "Offer Price"), without interest, subject to any withholding of taxes as required by applicable law, upon the terms and subject to the conditions of the Offer. The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of July 6, 2016, by and among Parent, the Purchaser and the Company (as it may be amended, modified or supplemented from time to time in accordance with its terms, the "Merger Agreement").

        The undersigned hereby instruct(s) you to tender to the Purchaser the number of Shares indicated below or, if no number is indicated, all Shares held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer. The undersigned understands and acknowledges that all questions as to the validity, form and eligibility (including time of receipt) and acceptance for payment of any tender of Shares made on my behalf will be determined by the Purchaser in its sole discretion.

ACCOUNT NUMBER:

NUMBER OF SHARES BEING TENDERED HEREBY:                      SHARES*

        The method of delivery of this Instruction Form is at the election and risk of the tendering stockholder. This Instruction Form should be delivered to us in ample time to permit us to submit the tender on your behalf prior to the Expiration Date (as defined in the Offer to Purchase).

*
Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.

Dated:

(Signature(s))

(Please Print Name(s))

Address:
(Include Zip Code)

Area Code and Telephone No.:

Taxpayer Identification or Social Security No.:

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  Exhibit (a)(1)(v)